Exhibit (a)(1)

Monster Worldwide, Inc.

FUNDAMENTAL CHANGE COMPANY NOTICE,

MAKE-WHOLE FUNDAMENTAL CHANGE COMPANY NOTICE,

NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND

OFFER TO REPURCHASE

FOR CASH

ANY AND ALL OF THE OUTSTANDING

3.50% CONVERTIBLE SENIOR NOTES DUE 2019

(CUSIP NO. 611742AB3)

Reference is made to that certain Indenture, dated as of October 22, 2014, by and between Monster Worldwide, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”) (as supplemented by the First Supplemental Indenture, dated as of October 31, 2016 (the “First Supplemental Indenture”), by and between the Company and the Trustee, the “Indenture”), relating to the Company’s 3.50% Convertible Senior Notes due 2019 (the “Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each holder of Notes (the “Holders”), the Company will repurchase all or part of such Holder’s Notes, subject to the terms and conditions of this Fundamental Change Company Notice, Make-Whole Fundamental Change Company Notice, Notice of Entry into Supplemental Indenture and Offer to Repurchase (as amended and supplemented from time to time, this “Notice”), the Indenture and the Notes (the “Offer”). The right of Holders to require the Company to repurchase their Notes in the Offer is separate from the right of Holders to convert their Notes. Based on the Acquisition Offer Price (as defined below), no Additional Shares (as defined in the Indenture) will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture as a result of the Make-Whole Fundamental Change. Accordingly, the Notes shall be convertible at a rate of 187.7405 shares of Company common stock per $1,000 principal amount of Notes (equal to a conversion price of $5.33 per share) (i.e., the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount into cash in an amount equal to $638.3177). As a result, the cash that Holders will receive if they elect to accept the Offer and receive the Fundamental Change Repurchase Price (as defined below) is substantially greater than the value of the Acquisition Offer Price Holders will receive if they elect to otherwise convert their Notes in connection with the Make-Whole Fundamental Change.

Holders are urged to review this Notice as well as the Notice of Anticipated Fundamental Change issued by the Company on August 11, 2016 regarding the right of Holders to convert their Notes. None of the Company, Randstad North America Inc., a Delaware corporation (the “Purchaser”), any of their respective affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee for each of the Notes makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

By tendering Notes through the Automated Tender Offer Program (“ATOP”) procedures of The Depository Trust Company (“DTC”), which are described below, each tendering Holder agrees to be bound by the terms of the Offer.

This Notice constitutes the “Fundamental Change Company Notice” referenced in Section 15.02(c) of the Indenture, the “Make-Whole Fundamental Change Company Notice” referenced in Section 14.03(b) of the Indenture and the “Notice of Entry into Supplemental Indenture” referenced in Section 14.07(b) of the Indenture. This Notice will also constitute notice under any other section of the Indenture, to the extent notice is required under such section and this Notice satisfies such requirements.

Pursuant to Section 15.02 of the Indenture, as a result of the occurrence of a “Fundamental Change” under the Indenture, each Holder has the right to require the Company to repurchase all or part of its Notes, as follows:

•	Both a Fundamental Change and a Make-Whole Fundamental Change under the Indenture occurred on November 1, 2016 when, pursuant to the Agreement and Plan of Merger, dated as of August 8, 2016 (the “Merger Agreement”), among the Company, Purchaser and Merlin Global Acquisition, Inc. (“Merger Sub”), Purchaser acquired more than 50% of the voting power of the Company’s common stock in connection with the completion of the Purchaser’s tender offer (the “Tender Offer”) for all shares of the Company’s outstanding common stock for $3.40 per share, paid to the seller in cash, without interest and subject to any withholding taxes (the “Acquisition Offer Price”) and subsequently consummated a merger (the “Merger”, and together with the Tender Offer, the “Acquisition”), in which each share of the Company’s common stock was converted into the right to receive and become exchangeable for the Acquisition Offer Price. In addition, a Fundamental Change and a Make-Whole Fundamental Change occurred in connection with the consummation of the Acquisition because, following the consummation of the Acquisition, the Company’s common stock is no longer listed for trading on the New York Stock Exchange.

•	The Company shall pay a repurchase price, payable in cash, equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

•	The “Fundamental Change Repurchase Date” is scheduled for December 5, 2016.

•	Holders must exercise their right to elect repurchase at or prior to 5:00 p.m., New York City time, on December 2, 2016, which is the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Expiration Time”).

•	After the Fundamental Change Repurchase Date, the Notes will only be convertible to the extent and at the times permitted under the Indenture at a conversion value fixed at the right to receive in cash the Acquisition Offer Price for each share of Company common stock such Holder would have received had such Holder converted its Notes at the Conversion Rate in effect immediately prior to the Acquisition. The Notes are not and will not be guaranteed by Randstad Holding nv or any of its or the Company’s subsidiaries.

•	A form of Fundamental Change Repurchase Notice is attached hereto as Exhibit A. As described above, all Notes tendered hereunder must be delivered through book-entry transfer, pursuant to the ATOP procedures of DTC, no later than the Expiration Time. Holders who validly tender through DTC’s ATOP need not submit a physical Fundamental Change Repurchase Notice to the Tender Agent.

•	A form of conversion notice is attached hereto as Exhibit B. As described below, the conversion notice must be provided to the Conversion Agent.

•	The name and address of the Trustee, Tender Agent, Paying Agent and Conversion Agent and the Information Agent with respect to the Notes are as follows:

The Trustee, Tender Agent, Paying Agent and Conversion Agent is:

Wilmington Trust, National Association

Global Capital Markets

50 S. 6th Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Monster World Wide Account Manager

(612) 217-5651 (Facsimile)

The Information Agent is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

•	The book-entry transfer or delivery of Notes to the Tender Agent is a condition to payment by the Company of the Fundamental Change Repurchase Price for such Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes.

•	Notwithstanding anything herein to the contrary, any Holder electing to exercise its repurchase right shall have the right to withdraw such election at any time prior to the Expiration Time by delivering a written notice of withdrawal to the Tender Agent in accordance with Section 15.03 of the Indenture. Holders who validly withdraw through DTC’s ATOP need not submit a written notice of withdrawal to the Tender Agent. If validly tendered Notes are properly withdrawn, the Company shall not be obligated to repurchase such Notes.

•	The amount of interest accrued and unpaid per $1,000 principal amount of the Notes from October 15, 2016, the last interest payment date prior to the Fundamental Change Repurchase Date, to, but excluding, the Fundamental Change Repurchase Date is expected to be approximately $4.8611.

•	On and after the Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), interest on Notes accepted for repurchase shall cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive the Fundamental Change Repurchase Price.

•	The CUSIP number of the Notes is 611742AB3.

•	Because of the occurrence of the Fundamental Change and the Make-Whole Fundamental Change described below, the Notes may be converted based on the conversion value set forth below through the Expiration Time. However, Notes that have been validly tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that a Make-Whole Fundamental Change has occurred and that Holders may elect to convert all or part of such Holder’s Notes, subject to the terms and conditions of this Notice, the Indenture and the Notes and as described below. A form of conversion notice is attached hereto as Exhibit B.

Pursuant to Section 14.03(b) of the Indenture, upon the consummation of the Acquisition, a Make-Whole Fundamental Change occurred under the Indenture. Based on the Acquisition Offer Price, no Additional Shares (as defined in the Indenture) will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture. Accordingly, the Notes shall be convertible at a rate of 187.7405 shares of Company common stock per $1,000 principal amount of Notes (equal to a conversion price of $5.33 per share) (i.e., the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount into cash in an amount equal to $638.3177).

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that the Company has executed with the Trustee and entered into the First Supplemental Indenture providing that, at and after the Effective Time of the Acquisition, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the Acquisition Offer Price that a holder of a number of shares of common stock of the Company equal to the Conversion Rate immediately prior to consummation of the Acquisition would have been entitled to receive in the Acquisition.

Pursuant to Section 14.06 of the Indenture, in connection with the consummation of the Acquisition on November 1, 2016, the conversion value for Notes that are converted at any time on or after such date is fixed in accordance with the terms of the Supplemental Indenture at the right to receive the Acquisition Offer Price of $3.40 per share, paid to the seller in cash, without interest and subject to any withholding taxes for each share of Company common stock into which the Holder is entitled to convert such Notes. Upon conversion of Notes by a Holder, the Company shall deliver to such Holder cash in such amounts as such Holder would have received had such Holder converted its Notes at the Conversion Rate in effect immediately prior to the Acquisition.

Accordingly, pursuant to Section 14.03(e) of the Indenture, upon surrender of Notes for conversion in connection with the Make-Whole Fundamental Change resulting from the consummation of the Acquisition, the Company’s conversion obligation during the period (the “Make-Whole Conversion Period”) that commenced on August 12, 2016 and continues through and including the Expiration Time, will be calculated based solely on the Acquisition Offer Price and will be an amount of cash per $1,000 principal amount of converted Notes equal to the applicable Conversion Rate of 187.7405 shares of Company common stock per $1,000 principal amount of Notes, multiplied by the Acquisition Offer Price.

Based on the above, Holders of Notes surrendered for conversion during the Make-Whole Conversion Period, or at any time after the Make-Whole Conversion Period, as well as any Notes surrendered for conversion after the Expiration Time, will be entitled to receive, at settlement, the following amount for each $1,000 principal amount surrendered for conversion:

Securities	Cash
$1,000 principal amount of Notes	$638.3177

In accordance with the Indenture, Holders of Notes surrendered for conversion to the extent and at the times permitted by such Indenture after the Expiration Time will be entitled to receive, at settlement, the following amount, based on the applicable Conversion Rate, subject to adjustment as provided in the Indenture:

Securities	Cash
$1,000 principal amount of Notes	$638.3177

In contrast, for Notes that you validly tender pursuant to the Offer (and do not properly withdraw), you will be entitled to receive the following amount, which reflects a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date of December 5, 2016:

Securities	Cash
$1,000 principal amount of Notes	$1,004.8611

The Tender Agent for the Notes has informed the Company that, as of the date of this Notice, all of the Notes are held through accounts established with DTC and that there are no certificated Notes in non-global form. Accordingly, to tender Notes for repurchase pursuant to the Offer, Holders must tender Notes through the transmittal procedures of DTC no later than the Expiration Time (as defined below).

•	Holders of certificated notes must arrange for the delivery to the Tender Agent for the Notes being tendered of a duly completed written notice (the “Fundamental Change Repurchase Notice”), in the form attached as Exhibit A hereto, indicating such Holder’s exercise of its repurchase right. Each Fundamental Change Repurchase Notice must clearly indicate the principal amount of the Notes for which such Holder’s exercise of its repurchase right applies.

•	Holders must make, or arrange for, book-entry transfer or delivery of tendered Notes to the Tender Agent.

•	Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Tender Agent electronically through ATOP, subject to the terms and procedures of that system.

•	Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding bullet. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Although delivery of the Notes may be effected through book-entry at DTC, an Agent’s Message in lieu of the Fundamental Change Repurchase Notice must be transmitted to and received by the Tender Agent on or prior to the Expiration Time, in order to be eligible to receive the Fundamental Change Repurchase Price. Delivery of such documents to DTC does not constitute delivery to the Tender Agent.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this Notice is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Notice is November 2, 2016.

v

TABLE OF CONTENTS

SUMMARY	1
IMPORTANT INFORMATION CONCERNING THE OFFER	7
1. Information Concerning the Company	7
2. Information Concerning the Notes	7
2.1. The Company’s Obligation to Repurchase the Notes	7
2.2. Fundamental Change Repurchase Price	8
2.3. Conversion Rights of the Notes	8
2.4. Market for the Notes	10
2.5. Ranking	11
3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase	11
3.1. Method and Timing of Delivery	11
3.2. Delivery of Notes	11
3.3. Agreement to be Bound by the Terms of the Offer	12
4. Right of Withdrawal	13
5. Payment for Tendered Notes	13
6. Notes Acquired	14
7. Plans or Proposals of the Company	14
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	14
9. Purchases of Notes by the Company and Its Affiliates	14
10. Agreements Involving the Company’s Securities	14
11. Source and Amount of Funds	14
12. Conditions of the Offer	15
13. Certain U.S. Federal Income Tax Considerations	15
14. Additional Information	19
15. Solicitations	20
16. Definitions	20
17. Conflicts	20
ANNEX A – INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS OF THE COMPANY	22
EXHIBIT A – FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE	A-1
EXHIBIT B – FORM OF CONVERSION NOTICE	B-1

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained in this Notice is current as of any time subsequent to the date of this Notice, or the date of any documents incorporated by reference, as applicable. None of the Company, Purchaser, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee with respect to any Notes makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

SUMMARY

The following are answers to some of the questions that you may have about the Offer (as defined below). To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Fundamental Change Company Notice, Make-Whole Fundamental Change Company Notice, Notice of Entry into Supplemental Indenture and Offer to Repurchase (as amended and supplemented from time to time, the “Notice”) because the information in this summary is not complete and this document contains additional important information. The Company has included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Monster Worldwide, Inc., a Delaware corporation (the “Company”), is offering, at the option of each holder (the “Holders”) of its 3.50% Convertible Senior Notes due 2019 (the “Notes”), to repurchase all or part of such Holder’s Notes, subject to the terms and conditions of this Notice, the Indenture and Notes (the “Offer”). The Company’s principal executive offices are located at 133 Boston Post Road, Building 15, Weston, Massachusetts 02493, and its telephone number at that location is (978) 461-8000. (Page 7)

Why is the Company offering to repurchase my Notes?

The Company is offering to repurchase the Notes to satisfy its contractual obligation under Section 15.02 of the Indenture, which requires the Company to offer to repurchase your Notes following a “Fundamental Change.”

A Fundamental Change under the Indenture occurred on November 1, 2016 when, pursuant to the Agreement and Plan of Merger, dated as of August 8, 2016 (the “Merger Agreement”), among the Company, Randstad North America Inc., a Delaware corporation (the “Purchaser”), and Merlin Global Acquisition, Inc. (“Merger Sub”), Purchaser acquired more than 50% of the voting power of the Company’s common stock in connection with the completion of the Purchaser’s tender offer (the “Tender Offer”) for all shares of the Company’s outstanding common stock for $3.40 per share, paid to the seller in cash, without interest and subject to any withholding taxes (the “Acquisition Offer Price”) and subsequently consummated a merger (the “Merger”, and together with the Tender Offer, the “Acquisition”), in which each share of the Company’s common stock was converted into the right to receive and become exchangeable for the Acquisition Offer Price. (Page 7)

What Notes are you offering to repurchase?

The Company is offering to repurchase, at the option of each Holder of Notes, all or part of such Holder’s Notes in a principal amount thereof that is equal to $1,000 in principal amount or an integral multiple thereof. As of November 1, 2016, there was $133,750,000 aggregate principal amount of Notes outstanding.

The Notes were issued under that certain Indenture, dated as of October 22, 2014 (the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of October 31, 2016, by and between the Company and the Trustee.

Pursuant to the Indenture, Wilmington Trust, National Association, serves as the paying agent (in such capacity, the “Paying Agent”) and the conversion agent (in such capacity, the “Conversion Agent”) with respect to the Notes. Wilmington Trust, National Association also serves as the tender agent (in such capacity, the “Tender Agent”) with respect to the Notes. (Page 7)

When does the Offer expire?

Holders must exercise their right to elect repurchase at or prior to 5:00 p.m., New York City time, on December 2, 2016, which is the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Expiration Time”). If we make any change to this Offer that we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Offer would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and satisfaction of the procedural requirements described in this Notice. (Page 7)

How much is the Company offering to pay and what is the form of payment?

The Company will pay on December 5, 2016 (the “Fundamental Change Repurchase Date”), a repurchase price, payable in cash, equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

The amount of interest accrued and unpaid per $1,000 principal amount of the Notes from October 15, 2016, the last interest payment date prior to the Fundamental Change Repurchase Date, to, but excluding, the Fundamental Change Repurchase Date is expected to be approximately $4.8611. (Page 8)

On and after the Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), interest on Notes validly tendered for repurchase and not properly withdrawn shall cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive the Fundamental Change Repurchase Price.

How is the Offer being financed?

The total amount of funds required to repurchase all of the Notes outstanding as of September 30, 2016 pursuant to the Offer, and to pay related fees and expenses, is estimated to be approximately $134,620,000 (assuming 100% of the outstanding principal amount of Notes outstanding as of September 30, 2016 were validly tendered and accepted for payment and none of the outstanding principal amount of Notes was surrendered for conversion). The Company expects to fund the payment of the Fundamental Repurchase Price for Notes from available cash on hand and funds made available by Purchaser. (Page 14)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in any of the Notes. To the extent that any of the Notes are traded, prices of such Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. (Pages 10-11)

Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices.

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of Notes that are validly tendered and not properly withdrawn pursuant to the Offer is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice, including the book-entry transfer or delivery of the Notes to the Tender Agent. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. (Page 15)

Will the Notes be guaranteed by Randstad Holding nv or any of its or the Company’s subsidiaries?

No, the Notes are not and will not be guaranteed by Randstad Holding nv or any of its or the Company’s subsidiaries.

How do I tender my Notes?

To tender your Notes for repurchase pursuant to the Offer, you must tender the Notes through the transmittal procedures of The Depository Trust Company (“DTC”) no later than the Expiration Time. (Page 11)

•	Holders of certificated notes must arrange for the delivery to the Tender Agent for the applicable Notes being tendered of a duly completed written notice (the “Fundamental Change Repurchase Notice”), in the form attached as Exhibit A hereto, indicating such Holder’s exercise of its repurchase right. Each Fundamental Change Repurchase Notice must clearly indicate the principal amount of the Notes for which such Holder’s exercise of its repurchase right applies.

•	Holders of global notes must make, or arrange for, book-entry transfer or delivery of tendered Notes to the Tender Agent.

•	Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Tender Agent electronically through ATOP, subject to the terms and procedures of that system.

•	Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding bullet. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Although delivery of the Notes may be effected through book-entry at DTC, an Agent’s Message in lieu of the Fundamental Change Repurchase Notice must be transmitted to and received by the applicable Tender Agent on or prior to the Expiration Time, in order to be eligible to receive the Fundamental Change Repurchase Price. Delivery of such documents to DTC does not constitute delivery to the Tender Agent.

By tendering your Notes through the ATOP procedures of DTC, you agree to be bound by the terms of the Offer. (Pages 11-13)

If I tender my Notes, when will I receive payment for them?

Promptly following expiration of the Offer, the Company will accept for payment all validly tendered Notes that are not properly withdrawn. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash in immediately available funds, sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not properly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay by DTC in making such payment. (Page 13)

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. (Page 14)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for repurchase at any time until the Expiration Time. (Page 13)

How do I withdraw previously tendered Notes?

Following your election to exercise your repurchase right in the Offer, you shall have the right to withdraw such election at any time prior to the Expiration Time. For your withdrawal of certificated Notes to be effective, a written letter or facsimile transmission notice of withdrawal (receipt of which is confirmed) must be timely received by the Tender Agent. The withdrawal notice must (a) specify the name of the Holder who tendered the Notes to be withdrawn (in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes), (b) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn, which must be

$1,000 or an integral multiple thereof), (c) include a statement that such Holder is withdrawing its election to have such Notes purchased by the Company on the Fundamental Change Repurchase Date, and (d) provide a description of the Notes, if any, that remain subject to the Holder’s exercise of its repurchase right (in a principal amount of $1,000 or an integral multiple thereof). A withdrawal notice must be signed by the Holder of such Notes in the same manner as the original signature on the Fundamental Change Repurchase Notice. In the case of Notes tendered by a DTC participant through ATOP, by following the appropriate procedures for book-entry transactions, within its applicable deadlines.

You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures. (Page 13)

Do I need to do anything if I do not wish to tender my Notes for repurchase?

No. If you do not tender your Notes at or prior to the Expiration Time, the Company will not repurchase your Notes, and such Notes will remain outstanding, subject to the existing terms of the Indenture and the Notes. (Page 11)

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes such that each of the Notes are tendered in a principal amount of $1,000 or a integral multiple thereof. (Page 11)

Are my Notes currently convertible?

Yes. In connection with the occurrence of the Fundamental Change and the Make-Whole Fundamental Change described below, the Notes may be converted based on the conversion value set forth below through the Expiration Time. However, Notes that have been validly tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

Upon the consummation of the Acquisition, a Make-Whole Fundamental Change occurred under the Indenture. Based on the Acquisition Offer Price, no Additional Shares (as defined in the Indenture) will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture. Accordingly, the Notes shall be convertible at a rate of 187.7405 shares of Company common stock per $1,000 principal amount of Notes (equal to a conversion price of $5.33 per share).

Pursuant to Section 14.06 of the Indenture, in connection with the consummation of the Acquisition on November 1, 2016, the conversion value for Notes that are converted at any time on or after such date is fixed at the right to receive the Acquisition Offer Price for each share of Company common stock into which the Holder is entitled to convert such Notes. Upon conversion of Notes by a Holder, the Company shall deliver to such Holder cash in such amounts as such Holder would have received had such Holder converted its Notes at the Conversion Rate in effect immediately prior to the Acquisition.

Accordingly, pursuant to Section 14.03(e) of the Indenture, upon surrender of Notes for conversion in connection with the Make-Whole Fundamental Change resulting from the consummation of the Acquisition, the Company’s conversion obligation during the period (the “Make-Whole Conversion Period”) that commenced on August 12, 2016 and will continue through and including the Expiration Time, as well as any Notes surrendered for conversion after the Expiration Time, will be calculated based solely on the Acquisition Offer Price and will be an amount per $1,000 principal amount of converted Notes equal to the applicable Conversion Rate of 187.7405 shares of Company common stock per $1,000 principal amount of Notes, multiplied by the Acquisition Offer Price.

Based on the above, Holders of Notes surrendered for conversion during the Make-Whole Conversion Period will be entitled to receive, at settlement, the following amount for each $1,000 principal amount surrendered for conversion:

Securities	Cash
$1,000 principal amount of Notes	$638.3177

In accordance with the Indenture, Holders of Notes surrendered for conversion to the extent and at the times permitted by such Indenture after the Expiration Time will be entitled to receive, at settlement, the following amount, based on the applicable Conversion Rate, subject to adjustment as provided in the Indenture:

Securities	Cash
$1,000 principal amount of Notes	$638.3177

In contrast, for Notes that you validly tender pursuant to the Offer (and do not properly withdraw), you will be entitled to receive the following amount, which reflects a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date of December 5, 2016:

Securities	Cash
$1,000 principal amount of Notes	$1,004.8611

(Pages 8-10)

As a result, the cash that Holders will receive if they elect to accept the Offer and receive the Fundamental Change Repurchase Price is substantially greater than the value of the Acquisition Offer Price Holders will receive if they elect to otherwise convert their Notes in connection with the Make-Whole Fundamental Change.

If I am a United States resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for repurchase in the Offer or exercise my conversion rights with respect to my Notes?

The receipt of cash in exchange for Notes pursuant to the Offer or conversion rights will be a taxable transaction for U.S. federal income tax purposes, and you will recognize gain (or loss) with respect to which you may be subject to tax (or, in certain circumstances, entitled to a deduction). You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 15-19)

Who is the Tender/Paying Agent?

Wilmington Trust, National Association, the Trustee under the Indenture, is also serving as the Tender Agent and Paying Agent for the Notes in connection with the Offer. Its address and telephone and facsimile numbers are set forth below.

Who is the Conversion Agent?

Wilmington Trust, National Association, the Trustee under the Indenture, is also serving as the Conversion Agent for the Notes. Its address and telephone and facsimile numbers are set forth below.

The Conversion Agent is:

Wilmington Trust, National Association

Global Capital Markets

50 S. 6th Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Monster World Wide Account Manager

(612) 217-5651 (Facsimile)

Who can I talk to if I have questions about the Offer or the Conversion of Notes?

Questions and requests for assistance in connection with the tender of Notes for repurchase in the Offer or in connection with the conversion of the Notes may be directed to the Information Agent at the following address and telephone numbers or email address:

The Information Agent is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company.

The Company is a global leader in connecting people to jobs, wherever they are. The Company’s mission is to help people improve their lives with access to the right job opportunities, and to enable customers to be more successful in finding the best talent anywhere. Today, the Company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. The Company continues its pioneering work of transforming the recruitment industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website Monster.com® and a vast array of products and services.

The Company’s principal executive offices are located at 133 Boston Post Road, Building 15, Weston, Massachusetts 02493, and its telephone number at that location is (978) 461-8000.

On August 8, 2016, the Company, Purchaser and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, Purchaser acquired more than 50% of the voting power of the Company’s common stock in connection with the completion of the Tender Offer for all shares of the Company’s outstanding common stock for the Acquisition Offer Price of $3.40 per share, paid to the seller in cash, without interest and subject to any withholding taxes and subsequently consummated the Acquisition, in which each share of the Company’s common stock was converted into the right to receive and become exchangeable for the Acquisition Offer Price. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Purchaser and will cease to be a public company.

2. Information Concerning the Notes. The Notes were issued under the Indenture on October 22, 2014, as amended and supplemented by the First Supplemental Indenture, and mature on October 15, 2019. As of September 30, 2016, there was $133,750,000 aggregate principal amount of Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Indenture and Notes, the Company is obligated to repurchase, at the option of each Holder, all Notes that are validly tendered for repurchase, and not properly withdrawn, at any time prior to 5:00 p.m., New York City time, on December 2, 2016, which is the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Expiration Time”).

In connection with this obligation, and pursuant to Section 15.03(c) of the Indenture, on or before the twentieth calendar day after the effective date of the Fundamental Change, the Company is required to provide to all Holders of record on the date of the Fundamental Change (and to beneficial owners, to the extent required by applicable law), a written notice of the occurrence of the Fundamental Change and the resulting repurchase right. Accordingly, this Notice is being provided to such Holders, as well as to the Trustee and Conversion Agent for the Notes.

Pursuant to Section 15.03(b) of the Indenture, the Fundamental Change Repurchase Date must be a date not less than 20 nor more than 35 calendar days after the date of the Fundamental Change Company Notice. Accordingly, the Fundamental Change Repurchase Date is scheduled for December 5, 2016.

The obligation of the Company to repurchase Notes that are validly tendered and not properly withdrawn pursuant to the Offer is not subject to any condition other than the timely and proper delivery and tender of Notes in accordance with the terms of the Offer, satisfaction of the procedural requirements described in this Notice, and that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. (Page 8)

2.2. Fundamental Change Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Company will, on the Fundamental Change Repurchase Date, pay the Fundamental Change Repurchase Price, payable in cash, equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.

The amount of interest accrued and unpaid per $1,000 principal amount of Notes from October 15, 2016, the last interest payment date prior to the Fundamental Change Repurchase Date, to, but excluding, the Fundamental Change Repurchase Date is expected to be approximately $4.8611.

Accordingly, for Notes that you validly tender pursuant to the Offer (and do not properly withdraw), you will be entitled to receive the following amount, which reflects a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date of December 5, 2016:

Securities	Cash
$1,000 principal amount of Notes	$1,004.8611

On and after the Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), interest on Notes accepted for repurchase shall cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive the Fundamental Change Repurchase Price.

The applicable Fundamental Change Repurchase Price will be paid in cash with respect to any and all Notes that are validly tendered for repurchase and not properly withdrawn at or prior to the Expiration Time. Notes tendered for repurchase, if less than the full principal amount held by such Holder, will be accepted only in principal amounts equal to $1,000 or an integral multiple thereof. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash in immediately available funds, sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not properly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay by DTC in making such payment.

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and Notes and bears no relationship to the market price of the Notes. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the respective Notes on the Fundamental Change Repurchase Date.

None of the Company, Purchaser, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee for any of the Notes makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

2.3. Conversion Rights of the Notes.

Because of the occurrence of the Fundamental Change and the Make-Whole Fundamental Change described below, the Notes may be converted based on the conversion value set forth below through the Expiration Time. However, Notes that have been tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

Prior to the consummation of the Acquisition, the Conversion Rate per $1,000 principal amount of each of the Notes was 187.7405 shares of Company common stock per $1,000 principal amount of Notes.

Upon the consummation of the Acquisition, a Make-Whole Fundamental Change occurred under the Indenture. Based on the Acquisition Offer Price, no Additional Shares (as defined in the Indenture) will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture. Accordingly, the Notes shall be convertible at a rate of 187.7405 shares of Company common stock per $1,000 principal amount of Notes (equal to a conversion price of $5.33 per share).

Pursuant to Section 14.06 of the Indenture, in connection with the consummation of the Acquisition on November 1, 2016, the conversion value for Notes that are converted at any time on or after such date is fixed at the right to receive the Acquisition Offer Price for each share of Company common stock into which the Holder is entitled to convert such Notes. Upon conversion of Notes by a Holder, the Company shall deliver to such Holder cash in such amounts as such Holder would have received had such Holder converted its Notes at the Conversion Rate in effect immediately prior to the Acquisition.

Accordingly, pursuant to Section 14.03(e) of the Indenture, upon surrender of Notes for conversion in connection with the Make-Whole Fundamental Change resulting from the consummation of the Acquisition, the Company’s conversion obligation during the period (the “Make-Whole Conversion Period”) that commenced on August 12, 2016 and will continue through and including the Expiration Time, as well as any Notes surrendered for conversion after the Expiration Time, will be calculated based solely on the Acquisition Offer Price and will be an amount per $1,000 principal amount of converted Notes equal to the applicable Conversion Rate of 187.7405 shares of Company common stock per $1,000 principal amount of Notes, multiplied by the Acquisition Offer Price.

Based on the above, Holders of Notes surrendered for conversion during the Make-Whole Conversion Period will be entitled to receive, at settlement, the following amount for each $1,000 principal amount surrendered for conversion:

Securities	Cash
$1,000 principal amount of Notes	$638.3177

In accordance with the Indenture, Holders of Notes surrendered for conversion to the extent and at the times permitted by such Indenture after the Expiration Time will be entitled to receive, at settlement, the following amount, based on the applicable Conversion Rate, subject to adjustment as provided in the Indenture:

Securities	Cash
$1,000 principal amount of Notes	$638.3177

In contrast, for Notes that you validly tender pursuant to the Offer (and do not properly withdraw), the Company estimates that you will be entitled to receive the following amount, which reflects a repurchase price of 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date of December 5, 2016:

Securities	Cash
$1,000 principal amount of Notes	$1,004.8611

The foregoing summary of certain terms of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, such Indenture, which is incorporated herein by reference.

In addition to complying with any other rules and procedures of DTC, in order to exercise the conversion right with respect to any Notes, a beneficial Holder must, prior to the Expiration Time:

(1)	deliver to the Conversion Agent, through the facilities of DTC, in accordance with the rules and procedures of DTC, the appropriate instruction form for conversion pursuant to DTC’s conversion program;

(2)	If required pursuant to Section 14.02(h) of the Indenture, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled; and

(3)	if required pursuant to Section 14.02(e) of the applicable Indenture, pay all transfer or similar taxes, if any.

The right of Holders to require the Company to repurchase their Notes in the Offer is separate from the right of Holders to convert their Notes. If you have converted your Notes, you may not tender such converted Notes in the Offer. If you do not tender your Notes into the Offer, your conversion rights will not be affected. However, Notes that have been validly tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

Wilmington Trust, National Association is acting as Trustee, Paying Agent, Tender Agent and Conversion Agent for the Notes. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please refer to the Indenture with respect to the Notes.

2.4. Market for the Notes. There is no established reporting system or market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. As a general matter, to the extent that any of the Notes are traded, prices of Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. In addition, quotations for securities that are not heavily traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices. Following the consummation of the Offer, the Company expects that any Notes not repurchased in the Offer will continue to be traded over the counter; however, the Company anticipates that the trading market for the Notes will likely become even more limited. A debt security with a small outstanding principal amount available for trading (a small “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. The Company’s repurchase of Notes pursuant to the Offer will reduce the float with respect to such Notes, and consequently may negatively affect the liquidity, market value and price volatility of such Notes that remain outstanding following the Offer. The Company cannot assure you that a trading market will exist for the Notes following the Offer. The extent of the trading market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of such Notes at such time, the number of Holders of such Notes remaining at that time, and the interest on the part of securities firms in maintaining a market in such Notes.

As of November 1, 2016, there was $133,750,000 aggregate principal amount of Notes outstanding. In connection with the Acquisition, shares of the Company’s common stock ceased trading on the New York Stock Exchange (the “NYSE”) on November 1, 2016. Prior to the Acquisition, shares of the Company’s common stock traded on the NYSE under the symbol “MWW.” The following table sets forth, for each of the periods indicated, the high and low intraday sale prices per share as reported on the NYSE:

Fiscal Year	High	Low
2014:
First Quarter	$8.50	$5.62
Second Quarter	$7.73	$5.33
Third Quarter	$7.03	$5.33
Fourth Quarter	$5.55	$3.41
2015:
First Quarter	$6.84	$4.06
Second Quarter	$6.64	$5.50
Third Quarter	$8.23	$5.68
Fourth Quarter	$7.74	$5.54
2016:
First Quarter	$5.69	$2.43
Second Quarter	$3.50	$2.13
Third Quarter	$3.81	$2.33
Fourth Quarter (through October 31, 2016)	$3.60	$3.27

On October 31, 2016, the last full trading day prior to the consummation of the Acquisition, the closing sale price of shares of the Company’s common stock on the NYSE was $3.41 per share. As of November 1, 2016, the Purchaser completed the Acquisition by merging Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Purchaser. Accordingly, the Company has delisted and ceased trading on the NYSE. We urge you to obtain current market information for the Notes, to the extent available, before making any decision to either participate in the Offer or surrender Notes for conversion.

2.5. Ranking. The Notes are the Company’s general unsecured senior subordinated obligations.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Notes unless they validly tender the Notes at or prior to the Expiration Time and do not validly withdraw the Notes at or prior to the Expiration Time. Holders may tender some or all of their Notes; however, any Notes tendered must be in a principal amount of $1,000 or an integral multiple thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

If you do not validly tender your Notes at or before the Expiration Time, your Notes will remain outstanding subject to the existing terms of the Indenture and the Note.

3.1. Method and Timing of Delivery. The Tender Agent for each of the Notes has informed the Company that, as of the date of this Notice, all of the Notes are held through accounts established with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for repurchase hereunder must be delivered through DTC’s ATOP, subject to the terms and procedures of that system. Delivery of Notes and all other required documents, including delivery and acceptance through DTC’s ATOP, is at the election and risk of the person tendering Notes.

You will not be entitled to receive the Fundamental Change Repurchase Price for your Notes unless you validly tender and do not properly withdraw such Notes at or prior to the Expiration Time (5:00 p.m., New York City time, on December 2, 2016—the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date). Only registered Holders are authorized to tender their Notes for repurchase. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes such that the Notes are tendered in a principal amount of $1,000 or an integral multiple thereof.

3.2. Delivery of Notes.

To tender certificated Notes for repurchase pursuant to the Offer, Holders must tender Notes through the transmittal procedures of DTC no later than the Expiration Time. Holders must arrange for the delivery to the Tender Agent for the applicable Notes being tendered of a duly completed Fundamental Change Repurchase Notice, in the form attached as Exhibit A hereto, indicating such Holder’s exercise of its repurchase right. Each Fundamental Change Repurchase Notice must clearly indicate the principal amount of the Notes for which such Holder’s exercise of its repurchase right applies. Holders must make, or arrange for, book-entry transfer or delivery of tendered Notes to the Tender Agent.

Notes in Global Form. Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding paragraph. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Notes Held Through a Custodian. Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding paragraph. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Although delivery of the Notes may be effected through book-entry at DTC, an Agent’s Message in lieu of the Fundamental Change Repurchase Notice, and any other required documents, must be transmitted to and received by the Tender Agent on or prior to the Expiration Time, in order to be eligible to receive the Fundamental Change Repurchase Price. Delivery of such documents to DTC does not constitute delivery to the Tender Agent.

3.3. Agreement to be Bound by the Terms of the Offer. By tendering its Notes through the transmittal procedures of DTC (whether tendered through a nominee or directly by a Holder who is a DTC participant), a Holder acknowledges and agrees as follows:

•	unless properly withdrawn prior to the Expiration Time, such Notes shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Notice;

•	such Holder agrees to all of the terms set forth in this Notice;

•	such Holder has received this Notice as required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes tendered, (ii) releases and discharges the Company, Purchaser and their respective directors, officers, employees, affiliates and agents from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iii) irrevocably constitutes and appoints the Tender Agent for such Notes as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that such Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Repurchase Price of any tendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign, and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and shall not be subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of any Notes tendered;

•	such Holder understands that all Notes validly tendered and not properly withdrawn at or prior to the Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Offer, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to the Offer will be made by deposit of the aggregate Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of (i) any delay in such Paying Agent making such payment or (ii) any delay in DTC delivering payment to participants;

•	tenders of Notes may be withdrawn in accordance with the procedures set forth in this Notice at any time at or prior to the Expiration Time;

•	all authority conferred or agreed to be conferred by tendering Notes through book-entry transfer shall survive the death or incapacity of the tendering Holders and every obligation of such Holder incurred in connection with its tender of such Notes shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Tender Agent, until receipt by the Tender Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the form of documents, and validity, eligibility (including time of receipt), tender, acceptance for payment and withdrawal of tendered Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

4. Right of Withdrawal. Notes tendered for repurchase may be properly withdrawn at any time at or prior to the Expiration Time. Following your election to exercise your repurchase right in the Offer, you shall have the right to withdraw such election at any time prior to the Expiration Time. For your withdrawal of certificated Notes to be effective, a written letter or facsimile transmission notice of withdrawal (receipt of which is confirmed) must be timely received by the Tender Agent. The withdrawal notice must (a) specify the name of the Holder who tendered the Notes to be withdrawn (in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes), (b) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn, which must be $1,000 or an integral multiple thereof), (c) include a statement that such Holder is withdrawing its election to have such Notes purchased by the Company on the Fundamental Change Repurchase Date, and (d) provide a description of the Notes, if any, that remain subject to the Holder’s exercise of its repurchase right (in a principal amount of $1,000 or an integral multiple thereof). A withdrawal notice must be signed by the Holder of such Notes in the same manner as the original signature on the Fundamental Change Repurchase Notice. In the case of Notes tendered by a DTC participant through ATOP, by following the appropriate procedures for book-entry transactions, within its applicable deadlines.

You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures.

5. Payment for Tendered Notes. The Company will accept for payment all validly tendered Notes that are not properly withdrawn promptly following expiration of the Offer. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash in immediately available funds, sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not properly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay by DTC in making such payment.

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. The Company expects to fund the payment of the Fundamental Change Repurchase Price for Notes from available cash on hand and funds made available by Purchaser.

6. Notes Acquired. Any Notes repurchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Following the consummation of the Acquisition, Purchaser owned all of the outstanding shares of common stock of the Company and the Company is a wholly-owned subsidiary of Purchaser. In addition, the shares of Company common stock ceased trading on the NYSE following consummation of the Acquisition, and the Company intends to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate the registration of the Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Section 13 and 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around November 11, 2016.

As disclosed by the Company in its Current Report on Form 8-K filed on November 1, 2016, in connection with the consummation of the Acquisition, the former members of the Company’s Board of Directors were replaced with the individuals listed on Annex A to this Notice. Except as disclosed in this Notice, neither the Company nor Purchaser or any of their respective directors or executive officers current have any plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. To the knowledge of the Company:

•	none of the Company, Purchaser or any of their respective executive officers, directors, affiliates or subsidiaries has any beneficial interest in the Notes; and

•	during the 60 days preceding the date of this Notice, none of the Company, Purchaser or any of their respective executive officers, directors, subsidiaries of affiliates has engaged in any transactions in the Notes, other than any transactions required by the Indenture described herein.

9. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company, Purchaser and their respective affiliates may from time to time acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the Fundamental Change Repurchase Price and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or their affiliates will choose to pursue in the future.

10. Agreements Involving the Company’s Securities. Based on a reasonably inquiry by Purchaser, except for, and as contemplated by, the Merger Agreement and as otherwise described in this Notice, neither the Company nor Purchaser, or any of their respective directors or executive officers, is a party to any agreement, arrangement or understanding with any other person with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorization.

11. Source and Amount of Funds. The total amount of funds required to repurchase all of the Notes outstanding as of September 30, 2016 pursuant to the Offer, and to pay related fees and expenses, is estimated to be approximately $134,620,000 (assuming 100% of the outstanding principal amount of Notes outstanding as of September 30, 2016 were validly tendered and accepted for payment and none of the outstanding principal amount of Notes was surrendered for conversion). The Company expects to fund the payment of the Fundamental Repurchase Price for Notes from available cash on hand and funds made available by Purchaser.

12. Conditions of the Offer. There are no conditions to this Offer except (i) the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and the procedural requirements described in this Notice and (ii) that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not properly withdrawn pursuant to the Offer.

13. Certain U.S. Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax considerations related to (i) the receipt of the Fundamental Change Repurchase Price by beneficial owners of Notes that validly tender their Notes pursuant to the Offer, and (ii) alternatively, the receipt of the Acquisition Offer Price by beneficial owners of Notes that exercise their conversion rights in connection with the Make-Whole Fundamental Change resulting from the consummation of the Acquisition. It is not a complete analysis of all the potential tax considerations and does not discuss federal non-income taxes or state, local or non-U.S. taxes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this Notice and all subject to change or to differing interpretations, possibly with retroactive effect, which may result in different U.S. federal income tax consequences than those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of a sale of Notes pursuant to the Offer or an exercise of conversion rights in connection with the Acquisition. No assurance can be given that the IRS will agree with the tax consequences described in this summary, or that a court will not sustain any challenge by the IRS.

This summary does not address all of the potential U.S. federal income tax considerations that may be applicable to a particular beneficial owner of Notes in light of its particular circumstances, or to certain categories of beneficial owners that may be subject to special tax rules, such as banks or other financial institutions, thrift institutions, insurance companies, regulated investment companies, real estate investment trusts, personal holding companies, controlled foreign corporations or passive foreign investment companies (within the meaning of the Code), tax-exempt organizations, dealers in Notes or currencies, taxpayers that utilize the mark-to-market method of accounting, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein, persons subject to the alternative minimum tax, individual retirement and other tax-deferred accounts, U.S. expatriates, or persons that hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. Additionally, this summary is limited to beneficial owners of Notes that have held the Notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes).

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (a) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor a partnership or entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of the partnership and each partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships holding Notes (and partners in such partnerships) are urged to consult their own tax advisors about the U.S. federal income tax considerations relating to the Offer and the conversion rights.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH BENEFICIAL OWNER OF NOTES IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE CONVERSION RIGHTS.

U.S. Holders who Tender Pursuant to the Offer or the Conversion Rights

Sale of a Note Pursuant to the Offer or the Conversion Rights. The receipt of the Fundamental Change Repurchase Price by a U.S. Holder in exchange for a Note or alternatively the receipt by a U.S. Holder of the Acquisition Offer Price pursuant to the exercise of conversion rights will each be a taxable transaction for such U.S. Holder for U.S. federal income tax purposes. Subject to the discussion below in “—Market Discount,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the cash received equal to (i) the Fundamental Change Repurchase Price received in exchange for such Note pursuant to the Offer (other than any portion of the cash received that is attributable to accrued and unpaid interest, which will be taxable as ordinary income to the extent such interest has not been previously included in income), or (ii) alternatively, the Acquisition Offer Price received pursuant to the conversion rights, and (b) the U.S. Holder’s adjusted tax basis in the tendered Note. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the amount paid for the Note, increased by any market discount previously included in the U.S. Holder’s gross income, and decreased (but not below zero) by any amortized bond premium. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, any capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of sale. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Accrued Interest. A U.S. Holder’s receipt of a payment of accrued and unpaid interest on a Note sold pursuant to the Offer will be taxable as ordinary income to the extent that the U.S. Holder has not previously included such interest in income.

Market Discount. Gain recognized by a U.S. Holder with respect to a Note acquired with market discount generally will be subject to U.S. federal income tax as ordinary income to the extent of any market discount not previously included in income which accrued during the period the Note was held by such U.S. Holder. A Note generally will be considered to have been acquired with market discount if, immediately after its acquisition by the U.S. Holder, the Note’s stated principal amount exceeded the U.S. Holder’s tax basis in the Note by more than a statutory de minimis amount. Market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. Holder makes an election to accrue market discount on a constant yield basis. If a U.S. Holder has elected to include accrued market discount in income as it accrues (and has so included such accrued market discount), no additional market discount needs to be taken into account with respect to the sale of a Note pursuant to the Offer or the conversion rights. U.S. Holders are urged to consult their own tax advisors as to the portion of their gain, if any, that would be taxable as ordinary income under the market discount rules.

Information Reporting and Backup Withholding. A U.S. Holder whose Notes are tendered and accepted for payment in the Offer or pursuant to the conversion rights may be subject to certain information reporting requirements with respect to the gross proceeds from the sale of such Notes, unless the U.S. Holder is an exempt recipient and, when required, establishes this fact. In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to the receipt of the Fundamental Change Repurchase Price or the Acquisition Offer Price unless such U.S. Holder (a) is within certain exempt categories and, when required, demonstrates this fact, or (b) otherwise provides a correct TIN, certifies that it is not currently subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder can satisfy these requirements by properly completing and submitting an IRS Form W-9. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be creditable against a U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that the requisite information is properly and timely provided to the IRS. U.S. Holders are encouraged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Medicare Tax. Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to an additional 3.8% unearned income Medicare contribution tax on an amount up to their “net investment income” (undistributed “net investment income” in the case of an estate or trust). For this purpose, net investment income generally includes interest on, and gain from the sale or other disposition of, debt instruments. Consequently, gain (if any) realized in connection with the sale of Notes (as well as any amounts received attributable to accrued and unpaid interest) pursuant to the Offer or the conversion rights may be subject to the Medicare tax. U.S. Holders are urged to consult their own tax advisors regarding the effect of the Medicare tax on the sale of Notes pursuant to the Offer or the conversion rights.

Non-U.S. Holders who Tender Pursuant to the Offer or the Conversion Rights

Sale of a Note Pursuant to the Offer or the Conversion Rights. Subject to the discussions below, including under “—Accrued Interest” and “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the disposition of Notes pursuant to the Offer or the conversion rights, unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied;

•	the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty requires, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base maintained in the United States); or

•	subject to the discussion below, the Company is, or was at any time during the shorter of the five-year period ending on the date of the disposition or the period that such Non-U.S. Holder held the Notes (the “relevant testing period”), a “United States real property holding corporation” (a “USRPHC”) within the meaning of the Code.

If a Non-U.S. Holder is described in the first bullet point above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or reduced rate pursuant to an applicable income tax treaty) on the amount by which its U.S.-source gains from the sale or exchange of capital assets (including any gain from the sale of Notes pursuant to the Offer or the conversion rights) exceed its U.S.-source losses from the sale or exchange of capital assets recognized in the same taxable year by the Non-U.S. Holder.

If a Non-U.S. Holder is described in the second bullet point, such Non-U.S. Holder generally will be required to pay U.S. federal income tax (but will not be subject to U.S. federal withholding tax provided such Non-U.S. Holder meets certain certification requirements) on the gain derived from the disposition on a net income basis in the same manner as if the Non-U.S. Holder were a “United States person” (as defined under the Code). A Non-U.S. Holder generally can meet the certification requirements by providing a properly completed IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% branch profits tax on its earnings and profits for the tax year, subject to adjustments, that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. For this purpose, gain effectively connected with the Non-U.S. Holder’s trade or business in the United States will be included in its earnings and profits. If a Non-U.S. Holder is eligible for the benefits of an applicable tax treaty between the United States and its country of residence, gain recognized on the disposition of Notes pursuant to the Offer or the conversion rights will be subject to U.S. federal income tax in the manner specified by the treaty.

With respect to the third bullet point above, the Company believes that it is not currently, and has not been during the relevant testing period, a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. Even if the Company is a USRPHC, so long as our common stock has been regularly traded on an established securities market at any time during each calendar year of the relevant testing period, a Non-U.S. Holder will generally be subject to gain on the disposition of a Note under the third bullet point above only if it owned, actually or constructively, at any time during the relevant testing period (i) more than 5% of the outstanding Notes, if the Notes are regularly traded on an established securities market, or (ii) an amount of Notes with a value greater than 5% of the Company’s common stock as of the latest date that any Note was acquired by such Non-U.S. Holder, if the Notes are not regularly traded on an established securities market. For the purposes of this discussion, “regularly traded on an established securities market” has the meaning ascribed to it under the applicable Treasury regulations. If the conditions described above in this paragraph are met with respect to a Non-U.S. Holder, the Company may be required to withhold 15% of the gross proceeds realized by such Non-U.S. Holder from the sale of the Notes. The Company believes that its common stock has been considered to be regularly traded on an established securities market during 2016. However, the determination of when the Company’s common stock is deemed to be regularly traded on an established securities market is unclear. Non-U.S. Holders should consult with their own tax advisors regarding whether gain from the sale of Notes pursuant to the Offer or the conversion rights would be subject to the rules described in this paragraph and whether withholding on any such gain would be properly imposed.

Accrued Interest. Subject to the discussions below, including under “—Information Reporting and Backup Withholding,” the amount received by a Non-U.S. Holder pursuant to the Offer attributable to accrued and unpaid interest generally will not be subject to U.S. federal income or withholding tax provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all series of our stock that are entitled to vote;

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), that it is not a “United States person” (within the meaning of the Code), and otherwise properly completes the form (or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder (or an intermediate organization, bank or institution)) and furnishes a copy to the Depositary and/or any other applicable withholding agent.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax and withholding tax as described above generally will be subject to the withholding of U.S. federal tax at a 30% rate (or lower applicable income treaty rate) on payments received pursuant to the Offer attributable to accrued and unpaid interest, unless the interest is effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty requires, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base maintained in the United States). If the amount received attributable to accrued and unpaid interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and, if an income tax treaty requires, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base maintained in the United States, such interest (a) generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to “United States persons” (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty), and (b) will not be subject to U.S. federal withholding tax so long as the Non-U.S. Holder provides the applicable withholding agent with the appropriate documentation (generally IRS Form W-8ECI (or applicable successor form)).

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments made to a Non-U.S. Holder pursuant to the Offer or the conversion rights. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a Non-U.S. Holder resides. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest made pursuant to the Offer if the certifications described above under “—Non-U.S. Holders—Accrued Interest” are received. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be creditable against the Non-U.S. Holder’s U.S. federal income tax liability, and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is properly and timely provided to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act (FATCA)

Pursuant to Sections 1471 through 1474 of the Code, as modified by United States Treasury Regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), U.S. federal withholding tax at the rate of 30% may apply to payments of interest and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Notes made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain due diligence and information reporting requirements. An intergovernmental agreement between the United States and the non-U.S. Holder’s jurisdiction may modify these requirements.

Treatment of Non-Exercising Holders

We do not believe that the changes to the Notes occurring in connection with the Offer and the conversion rights should result in a deemed exchange of the Notes for “new” Notes for U.S. federal income tax purposes. As such, a Holder that does not tender its Notes pursuant to the Offer or the conversion rights generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company from other Holders pursuant to the Offer or the exercise of conversion rights by other Holders.

14. Additional Information. This document “incorporates by reference” specified information the Company has filed with the SEC, which means that the Company can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this document. Any statement in a document incorporated by reference in this document will be deemed to be modified or superseded to the extent a statement contained in this document or any other subsequently filed document that is incorporated by reference in this document modifies or supersedes such statement. This document incorporates by reference the documents of the Company listed below.

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on February 11, 2016;

•	the Company’s Quarterly Reports on Form 10-Q filed on May 5, 2016, August 9, 2016 and October 31, 2016;

•	the Company’s Current Reports on Form 8-K filed on February 22, 2016, March 21, 2016, March 22, 2016, June 10, 2016, August 9, 2016, August 24, 2016, September 12, 2016, September 30, 2016, October 4, 2016 and November 1, 2016;

•	the Indenture, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 22, 2014; and

•	the First Supplemental Indenture, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 1, 2016.

You may read and copy any document the Company has filed at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

Monster Worldwide, Inc.

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

(978) 461-8000

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.

15. Solicitations. The Company has retained MacKenzie Partners, Inc. (“MacKenzie”) as the Information Agent in connection with the Offer and will pay MacKenzie a fee for its services. In addition, MacKenzie is entitled to reimbursement of its reasonable out-of-pocket expenses. MacKenzie may contact Holders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the Offer to beneficial owners.

16. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and Notes.

17. Conflicts. In the event of any conflict between this Notice on the one hand and the terms of the Indenture or Notes or any applicable laws on the other hand, the terms of such Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Purchaser, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

November 2, 2016	MONSTER WORLDWIDE, INC.

Annex A

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE

EXECUTIVE OFFICERS OF MONSTER WORLDWIDE, INC.

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the Board of Directors and each executive officer of Monster Worldwide, Inc. (the “Company”). Except as otherwise noted, positions specified are positions with the Company. The citizenship of each member and executive officer is set forth below such person’s name in the chart below.

Company Board of Directors

Name	Address	Principal Occupation or Employment
Linda Galipeau Canadian citizen and United States permanent resident	133 Boston Post Road, Building 15, Weston, Massachusetts 02493	Director. Previously (and continuing) Director and Chief Executive Officer of Randstad North America, Inc. and President of its United States subsidiaries since 2012; employee of various members of the Randstad Group since 1997.

Denise Dettingmeijer United States citizen	133 Boston Post Road, Building 15, Weston, Massachusetts 02493	Director. Previously (and continuing) Director, Treasurer and Chief Financial Officer of Randstad North America, Inc. and its United States subsidiaries since 2013

Company Executive Officers

Name	Address	Principal Occupation or Employment

Linda Galipeau Canadian citizen and United States permanent resident	133 Boston Post Road, Building 15, Weston, Massachusetts 02493	President. Previously (and continuing) Director and Chief Executive Officer of Randstad North America, Inc. and President of its United States subsidiaries since 2012; employee of various members of the Randstad Group since 1997.

Denise Dettingmeijer United States citizen	133 Boston Post Road, Building 15, Weston, Massachusetts 02493	Treasurer. Previously (and continuing) Director, Treasurer and Chief Financial Officer of Randstad North America, Inc. and its United States subsidiaries since 2013

Jay Ferguson United States citizen	133 Boston Post Road, Building 15, Weston, Massachusetts 02493	Secretary. Previously (and continuing) Assistant Vice President and Secretary of Randstad North America, Inc. since 2009

Exhibit A

FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE

With Respect to

Monster Worldwide, Inc.

3.50% Convertible Senior Notes due 2019

CUSIP No 611742AB3

TO:	MONSTER WORLDWIDE, INC.
WILMINGTON TRUST, NATIONAL ASSOCIATION

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Monster Worldwide, Inc. (the “Company”) regarding the right of holders to elect to require the Company to repurchase the Note and requests and instructs the Company to repay the entire principal amount of this Notes, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture, dated as of October 22, 2014 at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Company as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signed:

DTC No

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Note Certificate Number (if applicable):

Principal amount to be repurchased (if less than all,

must be $1,000 or an integral multiple thereof):

Social Security or other Taxpayer Identification Number:

This offer will expire at 5:00 p.m., New York City time, on December 2, 2016.

A-1

Exhibit B

FORM OF CONVERSION NOTICE

With Respect to

Monster Worldwide, Inc.

3.50% Convertible Senior Notes due 2019

CUSIP No 611742AB3

To: Wilmington Trust, National Association, as Conversion Agent

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is a minimum of $1,000 principal amount or an integral multiple in excess thereof) below designated, into cash and shares of Common Stock, if any (if the Company has not received Stockholder Approval), or cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable (if the Company has received Stockholder Approval), in accordance with, and subject to the limitations described in, the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution(banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares

B-1